INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Comanche Clean Energy Corporation on Form F-1 of our report dated March 3, 2007, with respect to our audit of the consolidated balance sheet of Comanche Corporation and subsidiaries (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, comprehensive loss, shareholders’ deficit, and cash flows for the period from June 8, 2006 (date of inception) to December 31, 2006, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ BDO Trevisan

BDO Trevisan

June 15, 2007